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NEWS RELEASE

FOR IMMEDIATE RELEASE
	Contacts:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR RECEIVES SPECIAL PROTOCOL ASSESSMENT FOR NEURODEX™ NEUROPATHIC PAIN CLINICAL TRIAL

Phase III Trial to Begin First Half of 2005

San Diego, January 12, 2005 — Avanir Pharmaceuticals (AMEX: AVN) announced today that the company and the U.S. Food and Drug Administration (FDA) have reached agreement on Avanir’s protocol for a Phase III clinical trial of Neurodex™ in the treatment of painful diabetic neuropathy, a type of chronic neuropathic pain. The Special Protocol Assessment (SPA) from the FDA documents agreement on the protocol under which Avanir will conduct and analyze the data from a pivotal trial evaluating the safety and efficacy of Neurodex in the treatment of painful diabetic neuropathy.

“In the SPA communication, the FDA advised that the clinical design and analysis plan of our submitted protocol are suitable to provide evidence of safety and efficacy to support a new drug application for Neurodex in the treatment of diabetic neuropathic pain,” said James E. Berg, Vice President of Clinical and Regulatory Affairs at Avanir. “We look forward to starting this Phase III trial in the first half of 2005.”

Neurodex is comprised of dextromethorphan and an enzyme inhibitor that slows the rapid metabolism of dextromethorphan in the liver. Slowing the metabolism of dextromethorphan with the inhibitor makes it possible to maintain therapeutic levels for a longer period of time. Neurodex has an anti-excitatory effect by reducing glutamate through the combined actions of sigma-1 agonist activity and NMDA receptor antagonism, suggesting utility in treating certain central nervous system disorders, including neuropathic pain.

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The results of a four-week Phase II open label dose escalation safety study of Neurodex in patients with diabetic neuropathic pain were reported in November at the 2004 annual meeting of the American Society of Regional Anesthesia and Pain Medicine. Study data demonstrated that Neurodex was well tolerated up to the highest target dose, and patients reported decreased pain intensity that was significantly different from baseline (p<0.0001). The degree of pain relief increased with duration of the open label study.

Avanir Pharmaceuticals is a drug discovery and development company focused on treatments for chronic diseases. Our product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, Avanir can provide no assurances that it will submit a new drug application for Neurodex for neuropathic pain, and that when and if filed, it will be accepted by the FDA. Further, we can provide no assurances that Neurodex will be successful in its clinical studies, that it will receive regulatory approval, or that even if such regulatory clearance is received, that Avanir will be able to market Neurodex successfully. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent or obligation to update these forward-looking statements.